UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(Rule 14A-101)

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XM SATELLITE RADIO HOLDINGS INC.

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The following is a transcript of remarks at the XM Satellite Radio Holdings Inc. 2007 Annual Shareholders Meeting:

This communication contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements about the benefits of the business combination transaction involving Sirius Satellite Radio Inc. and XM Satellite Radio Holdings Inc., including potential synergies and cost savings and the timing thereof, future financial and operating results, the combined company’s plans, objectives, expectations and intentions with respect to future operations, products and services; and other statements identified by words such as “anticipate,” “believe,” “plan,” “estimate,” “expect,” “intend,” “will,” “should,” “may,” or words of similar meaning. Such forward-looking statements are based upon the current beliefs and expectations of Sirius’s and XM’s management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are difficult to predict and generally beyond the control of Sirius and XM. Actual results may differ materially from the results anticipated in these forward-looking statements.

The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statement: general business and economic conditions; the performance of financial markets and interest rates; the ability to obtain governmental approvals of the transaction on a timely basis; the failure of Sirius and XM shareholders to approve the transaction; the failure to realize synergies and cost-savings from the transaction or delay in realization thereof; the businesses of Sirius and XM may not be combined successfully, or such combination may take longer, be more difficult, time-consuming or costly to accomplish than expected; and operating costs and business disruption following the merger, including adverse effects on employee retention and on our business relationships with third parties, including manufacturers of radios, retailers, automakers and programming providers. Additional factors that could cause Sirius’s and XM’s results to differ materially from those described in the forward-looking statements can be found in Sirius’s and XM’s Annual Reports on Form 10-K for the year ended December 31, 2006, which are filed with the Securities and Exchange Commission (the “SEC”) and available at the SEC’s Internet site (http://www.sec.gov). The information set forth herein speaks only as of the date hereof, and Sirius and XM disclaim any intention or obligation to update any forward looking statements as a result of developments occurring after the date of this communication.

Important Additional Information Will be Filed with the SEC

This communication is being made in respect of the proposed business combination involving Sirius and XM. In connection with the proposed transaction, Sirius plans to file with the SEC a Registration Statement on Form S-4 containing a Joint Proxy Statement/Prospectus and each of Sirius and XM plan to file with the SEC other documents regarding the proposed transaction. The definitive Joint Proxy Statement/Prospectus will be mailed to stockholders of Sirius and XM. INVESTORS AND SECURITY HOLDERS OF SIRIUS AND XM ARE URGED TO READ THE JOINT PROXY STATEMENT/PROSPECTUS AND OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY IN THEIR ENTIRETY WHEN THEY

BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION.

Investors and security holders will be able to obtain free copies of the Registration Statement and the Joint Proxy Statement/Prospectus (when available) and other documents filed with the SEC by Sirius and XM through the web site maintained by the SEC at www.sec.gov. Free copies of the Registration Statement and the Joint Proxy Statement/Prospectus (when available) and other documents filed with the SEC can also be obtained by directing a request to Sirius Satellite Radio Inc., 1221 Avenue of the Americas, New York, NY 10020, Attention: Investor Relations or by directing a request to XM Satellite Radio Holdings Inc., 1500 Eckington Place, NE Washington, DC 20002, Attention: Investor Relations.

Sirius, XM and their respective directors and executive officers and other persons may be deemed to be participants in the solicitation of proxies in respect of the proposed transaction. Information regarding Sirius’s directors and executive officers is available in its Annual Report on Form 10-K for the year ended December 31, 2006, which was filed with the SEC on March 1, 2007, and its proxy statement for its 2007 annual meeting of stockholders, which was filed with the SEC on April 23, 2007, and information regarding XM’s directors and executive officers is available in XM’s Annual Report on Form 10-K, for the year ended December 31, 2006, which was filed with the SEC on March 1, 2007 and its proxy statement for its 2007 annual meeting of shareholders, which was filed with the SEC on April 17, 2007. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the Joint Proxy Statement/Prospectus and other relevant materials to be filed with the SEC when they become available.

XM SATELLITE RADIO HOLDINGS, INC.

2007 ANNUAL MEETING OF STOCKHOLDERS

Westin Embassy Row

2100 Massachusetts Avenue, N.W.

Washington, D.C.

9:00 a.m.

Friday, May 25, 2007

PROCEEDINGS

CHIEF EXECUTIVE OFFICER PANERO: Hello everyone. I have a little head cold, so I apologize for not shaking everybody’s hands in the lobby. Bear with me.

Welcome to the XM Satellite Radio Holdings 2007 Annual Meeting. We are honored that you could attend this shareholders meeting today.

Before commencing the meeting, let me introduce the XM Radio management team that’s here: Nate Davis, President and Chief Operating Officer; Dara Altman, EVP, Legal and Business Affairs; Steve Cook, EVP, Automotive; Joe Euteneuer, EVP, CFO; Vernon Irvin, EVP, Chief Marketing Officer; Eric Logan, EVP of Programming; Dan Murphy, EVP, Retail Aftermarket Distribution; Stell Patsiokas, EVP, Engineering and Technology; Joe Titlebaum, General Counsel and Secretary; Joe Zarella, EVP, Business Operations.

Now, let me introduce the chairman of XM Satellite Radio, Gary Parsons.

(Applause.)

CHAIRMAN PARSONS: Thank you very much, Hugh. And good morning, ladies and gentlemen.

I’m Gary Parsons, Chairman of the Board of XM Satellite Radio Holdings, Inc., and it is my pleasure to welcome you all.

It’s 9 o’clock in the morning and, in accordance with the notice of the meeting, I call to order the 2007 Annual Meeting of Stockholders.

As you enter the meeting room this morning, you were given an agenda for the meeting, as well as a set of rules of conduct of the meeting. And, as always, it’s our intention to conduct this meeting in accordance with the agenda and pursuant to the rules of conduct.

You will note on the agenda that there is a reserved time for questions and discussions following the management report.

Before proceeding with the business of the meeting, I would like to make certain introductions.

First, I would now like to introduce the directors who are standing for election.

Directors who are present this morning, in addition to myself who are candidates for election, are Hugh Panero, certainly, Chief Executive Officer of XM Satellite Radio; as well as Nate Davis, the Chief Operating Officer of XM Radio; Joan Amble, Executive Vice President and Corporate Comptroller of American Express; Thomas J. Donohue, the President and Chief Executive Officer of the U.S. Chamber of Commerce; Eddy Hartenstein, who will be joining us momentarily — I don’t see him in the room, but I saw him out there coming in quickly here — Former Vice Chairman and CEO of DirecTV; Jarl Mohn, Former President and CEO of Liberty Digital and founder of E! Entertainment; Jack Shaw, Former CEO of Hughes Electronic Corporation; and D.C.-based Entrepreneur, Jeff Zients.

Also present today are Dave Milligan and Barry Kanczuker of KPMG, the company’s independent accountants. And if any questions arise during the discussion period that KPMG should appropriately address, they will be glad to respond.

And now, Joseph Titlebaum, Corporate Secretary of the Company, will now report on the mailing of the notice of this meeting and the presence of a quorum.

Joe.

SECRETARY TITLEBAUM: This meeting is held pursuant to printed notice mailed on or about April 16th, 2007 to each stockholder of record on April 12th, 2007.

A list of stockholders entitled to vote at this meeting has been available at Company headquarters for the past 10 days and is available at this meeting for examination by any stockholder.

All documents concerning the call and notice of the meeting will be filed with the records of the meeting.

The count of shares present immediately prior to the commencement of the meeting indicated that a majority of the shares of the Company’s voting stock were present in person or by proxy on all matters before this meeting.

Gary.

CHAIRMAN PARSONS: Thank you very much, Joe.

I hereby then declare a quorum present at the meeting. And on behalf of the board of directors of the Company, I would like to express my appreciation to all those stockholders who returned their proxies.

Some logistics related to the proxy voting. I would like to point out that most of you obviously returned proxies authorized the persons named in the proxy to vote on all propositions coming before the meeting.

Ballots are available so that you can vote in person at the meeting if you so desire; however, unless you’re changing your vote, we would urge stockholders to allow the proxies to stand.

The polls for each matter voted on by ballot of the meeting opened at 9 o’clock a.m. this morning, May 25th, 2007, and will close upon the collection of ballots at the end of the voting period.

Now to the order of business. The first matter to be acted upon by the stockholders is the election of 11 directors to serve until the next Annual Meeting of Stockholders.

Earlier, I introduced the nominees who were present today, and additional information about all of the nominees is contained in the proxy statement.

I hereby declare all of the nominees duly nominated, and the Company has not received any timely notice of any other nominations by a stockholder, as required under the bylaws. Therefore, I would declare the nominations closed.

The ballot you’ve been provided allows for you to choose to vote for all nominees, to withhold your vote for all nominees, or to withhold your vote in respect to the nominees that you may so indicate.

Are there any questions or discussion regarding the nominees or the voting procedure for the nominees?

(Pause.)

CHAIRMAN PARSONS: I would suggest those persons who are voting in person now mark your ballots and, once you’ve marked your ballots, they will be collected at the end of the voting by our Inspectors of Election.

The next matter to be acted upon by the stockholders is the approval of the 2007 Stock Incentive Plan.

The board of directors has recommended that the Plan be adopted for the reasons that are set forth in the proxy statement.

Are there any questions regarding the adoption of the plan?

(Pause.)

CHAIRMAN PARSONS: I therefore suggest that persons voting in person now mark your ballots. Once you’ve marked your ballots, they will be collected at the end of the voting with the Inspectors of Election.

The next matter to be submitted to the stockholders for action is the ratification of the appointment by the board of directors of KPMG LLP as the independent public accountants for the Company for 2007.

The Audit Committee is assigned the responsibility of appointing our independent registered public accounting firm.

This committee consists entirely of directors who are independent of the Company, has had direct access to the outside auditors. And in its deliberations this year, the Committee has worked closely and regularly with KPMG. They’ve had substantial opportunity to evaluate their work and has found it to be of consistent high quality.

The Audit Committee has recommended the ratification and appointment of KPMG as independent registered public accounting firm for the Company for the year 2007.

And as I mentioned earlier, Messrs. Milligan and Kanczuker of KPMG are happy to respond to your questions during the discussion period.

So those persons who are voting in person should now mark your ballots.

And now that voting has been completed on all matters on the agenda, ballots will be collected and counted by our Inspector of Election.

We’ll take just a couple of moments now and see if we can collect the ballots.

If you have any ballots that you have voted in person, if you’ll just simply hold those up.

This, of course, will complete the matters presented to the stockholders for formal approval at this meeting.

Now that the voting is complete, the next item will be — the order of business is a report of the Inspectors of Election.

On February 1st this year, the board of directors appointed the inspectors to conduct a voting at this meeting. They are Steven Faye, our Vice President of Financial Planning, and Kevin Joyce, Manager of Corporate Finance.

Messrs. Faye and Joyce are present and have taken the oath of office.

There’s one more coming in there, so we’ll take a minute.

The votes — the polls are now closed for each matter having collected the last of the present votes. The votes on any ballots which are not included in the preliminary report of the inspectors will be included in the summary of the results of the annual meeting in the company’s report on Form 10-Q. That, of course, will be filed with the Securities and Exchange Commission for the second quarter of 2007, and it will be available, as usual, to stockholders upon request to the Company’s Investor Relations Analyst, Andrew Shatalin.

I now call upon the Secretary to give the preliminary report of the inspectors.

Mr. Secretary.

SECRETARY TITLEBAUM: Thank you, Gary.

The proxy cards and ballots received have been counted, and the report shows that each of the nominees for director has received a majority of the votes cast, being sufficient for his or her election to the board.

A majority of votes have been cast in favor of adoption of the 2007 Stock Incentive Plan, and a majority of votes have been cast in favor of the ratification of the appointment of our independent registered public accounting firm.

Thank you.

CHAIRMAN PARSONS: Thanks a lot, Joe.

Therefore, I hereby declare that the nominees for director have received sufficient votes to be elected.

Gentlemen, lady.

The adoption of the 2007 Stock Incentive Plan has been approved, and the appointment of KPMG as independent registered public accounting firm has now been ratified.

The formal portion of our meeting is now concluded.

I adjourn that formal portion of the meeting and will now turn it over for management presentation to Hugh Panero, Chief Executive Officer of XM Radio, Hugh. Thanks, Gary.

(Applause.)

CHIEF EXECUTIVE OFFICER PANERO: Thanks, Gary.

What I would like to do now is review with you the 2006 results, the 2007 progress and priorities, and then Gary is going to come back and talk about the merger and the update on the merger, and then we’re going to leave plenty of time for Q&As. I’m sure there’s going to be a whole bunch of Q&As.

We’re going to ask Nate Davis to come back and come up to the stage and join us to answer some operational questions.

2006 was a challenging year and, clearly, we were not satisfied with the stock performance. It was a mixed year. We’ve taken a lot of the learnings from 2006 and basically are applying them to how we’re going to operate the Company in 2007.

In ‘06, our financial metrics did improve, and I would like to go over some of those with you right now.

In 2006, our subscriber base increased by about 30 percent versus 2005. We saw for the first time some softness in the retail segment, which we told the street about and we adjusted some of our operations accordingly.

We added over 3.8 million new subscribers in 2006, the most in satellite radio, and we added approximately 1.7 million net new subscribers, ending the year with over 7.6 million subscribers. Today, we have over 8 million subscribers.

This is also the first year that the majority of XM’s growth came from the automotive sector.

As I mentioned, 2006 marked the first year that XM added more net new subscribers from the automotive segment than the retail segment. In 2006, XM had nearly 2.1 million OEM gross additions and 884,000 net additions.

We added Hyundai as a partner in 2006, adding to our established strategic partnership with General Motors, Honda, Toyota, Nissan and Porsche, which, together, represent over 60 percent of the U.S. auto market.

The automotive segment is clearly a very big part of our long-term growth, and in 2006, we created a separate group headed by Steve Cook, who is here today, to focus his total attention on this very important part of our future business.

As a result of our subscriber growth, XM’s revenues increased by over 67 percent to over 933 million. For the first time, XM exceeded the 1 billion revenue mark on an annualized basis.

Our results are showing how the business is starting to scale with premarketing EBITDA of 253 million for the full year. In addition, we also generated 43 million of positive cash flow from operations during the fourth quarter.

Consistent with our profitability objectives, we remain focused on growing subs at a reasonable cost. As you can see, CPGA was flat at about $108 from 2005 compared to 2006, and ARPU increased 6 percent from $9.51 to $10.09.

In 2006, we worked hard to restructure our balance sheet as well and enhance our liquidity position.

We transferred to a largely unsecured capital structure. We reduced our interest expense by refinancing debt derived earlier in the Company’s development, and we extended debt maturities and enhanced our liquidity position.

We secured a $250 million revolving credit facility maturing in 2009 and increased the size of our GM credit facility to $150 million.

Finally, our liquidity position was further enhanced this year by the satellite sale leaseback completed earlier in the first quarter.

To recap 2006 results, while pleased with the improvement in our financial metrics, we were disappointed with the stock performance and are working hard to change that. We improved our marketing and relaunched the XM brand with our on campaign — you can see some of the examples of that here — and strengthened our programming lineup with the addition of Oprah Winfrey and Bob Dylan.

We grew our OEM business and added Hyundai as a distribution partner to an already strong OEM representation. We achieved revenue and subscriber growth and hit positive cash flow in the fourth quarter. We successfully restructured our balance sheet. We replaced our satellite constellation, providing a solid foundation to deliver a full complement of digital broadcast for the next 15 years.

It should also be noted that we made a number of significant management changes and operational changes in 2006, bringing in Nate Davis, a seasoned executive and board member, as President and Chief Operating Officer; Vernon Irvin as the head of — Chief Marketing Officer; Joe Zarella, who has made great progress in our customer service and IT operations, among others who are contributing to our improving performance. And they are here today and they’re available for you to speak to after the meeting.

Next, I’d like to talk to you about 2007 and the progress and priorities that we are focused on, because we’re very focused on running this business as an independent company despite the merger process.

We will continue to focus on growth and operational improvements. We’re a very big company now, and we have to stay very focused on some key areas. One of them is to continue to focus on improving on XM’s entertainment product. We want to manage, professionally and with great efficiency, the shift to OEM growth while improving retail performance at a reasonable cost.

We will maximize retention of customers. We’re a big business. It’s obviously cheaper to keep a customer than have to gain a new customer using your cost per gross ad dollars. We want to do that with great service, great devices and improving listener care. We will improve XM’s profitability and cash flow from operations as well.

The first thing that I mentioned was our focus on constantly improving the XM entertainment product. This specifically means leveraging the content and relationships to become the audio designation for sports, music, talk and, particularly women’s talk.

We want to create a sense of XM discovery through marketing and programming initiatives.

I think one of the flaws that we had prior, we were not as tightly coordinated between what we were doing on a programming standpoint and what we were doing on a marketing standpoint. And Vernon Irvin and Nate have really been putting a lot of focus on that.

We want to focus on the displaced sports fan. I’ll talk to you a little bit about MLB and our plans for college sports. We also want to put additional marketing and programming focus on some specific segments that we think have been underserved, such as Hispanics, African American and the youth market as well.

We also think we have great content and we want to expand that and integrate into other technologies, such as Cingular/AT&T and Altel, which we believe will convey a message and derive an extension of our product into these new technologies.

I have to say that Vernon Irvin, our head of marketing, has been working arm-in-arm with Eric Logan to integrate our marketing and programming efforts to connect customers to our content, to our product, to our services and create an emotional connection, which I think is very important to sustain our growth and also to keep customers that — that love XM.

Becoming the audio destination for music means we have to have music enthusiasts. To do that, we continued to focus on offering great commercial-free channels along with live performances and interviews through our Artist Confidential original series featuring very important artists such as Paul McCartney, Pink, Joss Stone, Coldplay, Ludacris, and many more.

We also recently signed Bob Dylan to a multiyear extension deal to continue his acclaimed Theme Time Radio Hour show on XM Satellite Radio.

To become the audio destination for sports, we’ve really focused on the displaced sports fan.

You can go back to that one.

This is an example of some of the line artwork that is part of our on campaign, which very specifically focuses on the displaced sports fan, because we believe that the ability of somebody who’s a New York Met fan who lives in Los Angeles to hear those games is important, as well as other fans of different teams who just can’t get access to the games, and our national platform provides that. And we really have to reach out to those people.

You can go to the next slide now.

You know, we believe that we have the best sports package available with over 5,000 live sporting events each year. We recently launched the third season of our Flagship Sports Content, Major League Baseball, our most successful example of going after the displaced sports fan.

Our current focus is reaching the displaced college sports fan. To that end, we added the first — in the first quarter, the Southeastern Conference, a big conference. We added them to our already portfolio of college sports featuring the ACC, the Big East, the Big 10 and the PAC 10. We also recently signed a deal to show the BC — the BCS championship series for the second year in a row.

We also have exclusive original sports shows featuring Dale Earnhardt, Jr.; Jimmie Johnson; Danica Patrick; Coach K from Duke; and, obviously, Cal Ripken, who will be inducted into the Hall of Fame.

Let’s now talk about our second major priority for 2007 — I think it’s one of the most important — managing the shift to OEM growth.

During the first quarter, OEM contributed about 80 percent of net additions. GM, the leading automotive provider of satellite radio, produced its 5 millionth XM-equipped vehicle in January and plans to build more than 1.8 million vehicles with factory-installed XM in 2007.

Our Honda and Toyota partnerships were extended through 2016 and 2017, respectively. Honda plans to equip more than 650,000 vehicles with factory-installed radios for 2007. XM also recently — these recent 10 years — 10-year extensions with Toyota and Honda, among the fastest growing car makers, add to our momentum in the new car segment.

Toyota is expected to produce more than 1 million factory-installed vehicles with — with XM radios annually by 2010.

We also recently signed a certified preowned used car remarketing program with Honda and General Motors, which complements our existing deal with Acura.

We are also driving further integration between OEM distribution, care, programming and marketing and, as a result, we are shifting or redeploying some of our resources into this very important growth area.

Our third priority for 2007 is to maximize retention of our subscribers. Customer initiatives, to date, have started paying off with a 21 percent improvement in customer satisfaction according to one of our automotive partners.

Some of this improvement is attributable to our move to more onshore listener care facilities. We recently added two onshore care facilities in Hillsville, Virginia, we did that in March, and Huntington, West Virginia, we did that in April, and a third center will soon open in El Paso, Texas.

Many things contribute to lower churn, and customer service is one of them. In the first quarter, churn was 1.79 percent, marking the third quarter that we kept self-pay churn in the 1.8 percent range.

Finally, let’s talk about some of the products that are planned to be introduced in 2007. This is a representation of three of them.

We have the Xpress, which has an MSRP of about 69, 70 bucks. It’s a sleek and affordable entry level radio designed to provide an easy, no frills way to get 170 channels of music, news and sports.

The Xpress R markets for about $130. It’s designed to provide a broader window into the content and programming on XM. It’s the first satellite radio device with a cool split screen display so you can see what’s playing on about six different channels simultaneously. It also includes a 30-minute replay for pausing and rewinding all of the XM programming, even if you change the channel.

The last product shown on the chart is the Commander MT. This is the next generation of the Commander. It features kind of a slick look and feel with a larger, bright display. It’s professionally installed and can seamlessly be integrated with the dash on your vehicle. It also utilizes the XM Mini Tuner that some of you have heard about that allows you to take the XM subscription from your home to your car.

Next slide.

You know, as you can see, we’re running a company as an independent company despite the merger process that’s going on.

We’re aggressive, we’re competitive, we’re a stand-alone business, we’ve made some improvement in our market share, particularly at retail. We have confidence in our business as a stand-alone business, but clearly, we see the benefits of combining the two companies.

I now like to bring Gary back up to the stage to specifically talk about the merger, rationale and the status of the merger.

Gary.

(Applause.)

CHAIRMAN PARSONS: Great, thanks very much, Hugh. I appreciate that. And, you know, I will reiterate what — you know, what Hugh said.

It is very clear or should be very clear we’ve — we’ve said it consistently from the beginning, I think every action that we take as we go throughout this year will — will reinforce the fact that we are running this Company as a stand-alone company, and we will be extraordinarily successful this year as we go through the year in doing that.

That being said, one of the biggest announcements, obviously, that we have had from all of the highlights that — that Hugh went over from the operational and programming and marketing standpoint, one of the biggest announcements, of course, was the one that occurred in February when we announced our intention to merge with Sirius.

Obviously, investors here today don’t need the heavy explanation of the specifics of it, but I will reinforce the fact that it was a taxfree, all stock merger of equals. Roughly 50 percent of the equity of the combined company will be held by shareholders of each of the individual companies.

Today, myself and Mel Karmazin will be the senior executives of that company. I’m chairman and Mel is CEO upon closing. And the board of directors will represent an equal mix of — of the two companies there as well.

Four independent members of the board will be designated by the XM independent directors and, certainly, four by Sirius.

And then we will also have, in addition to the four representatives, independent representatives named by — by XM.

We will have continued representation by the folks from General Motors and Honda who have historically served on XM’s board.

The anticipated close is still anticipated for end of year time frame, certainly subject to regulatory approvals. Most specifically, those regulatory approvals are Department of Justice and FCC. And those — the applications are in and under way.

We have received our second notice from the Justice Department as expected, and we would expect shortly to go on public notice with the FCC.

You know, this process will run predominantly during the summertime, either in going through the reply, comments and notice procedures through the FCC, and certainly our working diligently with DOJ to provide them all of the detailed information that is necessary from their standpoint in order to approve the deal.

And there will be another XM shareholders gathering like this later during the year which proxy solicitations will be sent out for the approval of the merger. So we will have another opportunity to come together to specifically talk on merger-related issues upon the shareholders’ meeting for the approval of the merger. Likewise, obviously, Sirius will be doing that same thing later during the year as well.

If we go to the next slide.

You know, the real win in the combination is both a win for customers as well as shareholders. These are points that we’ve made in all of the public statements before the Congressional committees looking into this and in the media.

In fact, we are extraordinarily proud of the programming that we put forward on XM. You can count on that continuing.

But there is no denying as well there is very positive, attractive programming that is available on Sirius. We think that our customers deserve the best of both, the substantially similar set of services that you have today from XM, plus a selection of the very best programming that can be available from Sirius.

Likewise, Sirius customers deserve not only what they’ve come to expect from Sirius, but the very best of XM’s programming that we have to offer. And so we believe that one of the strongest, earliest positives that come from consumers is the continuation of the very positive programming experience you’ve had to date already with a selection of the very best from the — from the other party.

We also believe that with some of the synergies and savings that come from combining the companies, we’ll be able to offer this broader portfolio of content and programming in easier to accept ways and in — and in better ways to the consumer, offering smaller packages with lesser numbers of — of channels for those customers who may want a discounted, lower than 12.95 price, certainly continuing to honor the 12.95 price for the standard set of offerings, and then offering a slight premium to the 12.95 price for the best of both, recognizing that, clearly, if you wanted the best of both today, it involves two separate subscriptions, $25.90 per month, and obviously something that most consumers do not find attractive currently.

The other thing that we owe to our consumers and makes us a positive consumer experience, the coming together and providing the best of both content packages does not require swapping out of radios. The existing radios that both Sirius subscribers and XM subscribers have will continue to operate going forward. We will simply change the mix and add some of the select Sirius programming to this.

So this is an extremely positive thing for both the existing set of radios that have been out there for a number of years, as well as the new radios that Hugh mentioned to you and you see displayed back in the — in the back of the hall today.

We also believe that combining of the two engineering research and development centers and product development teams will allow us to accelerate the innovation, the data services integration and all of the new creative capabilities that — that XM has been so known for over the years.

If you can hit the next slide.

And, of course, this is not just a meeting of customers today, but a meeting of shareholders. And we do believe that this is a significant win for shareholders.

There is — there is no doubt in my mind that a combined entity is better positioned to compete and more aggressively and strongly compete in the rapidly evolving audio entertainment environment.

It was 10 years ago, a decade has passed since these licenses for satellite radio were first — were first issued. There was no iPod 10 years ago; there were no cell phone streaming music 10 years ago; there was no HD radio 10 years ago. There are a lot of things that have changed in the audio entertainment over the past decade and more changes on the way.

We can compete effectively as a stand-alone company against that growing competitive environment, but there is no doubt in my mind that we can compete even more effectively and be more successful as a combined entity.

With an expanded customer base, virtually doubling the customer bases that are out there currently today, that is obviously attractive to advertisers, so it increases your advertising reach; improves financial performance with the cost synergies; enhanced operating leverage; faster access not only to the capital markets, but also to cash flow generation; and a combination of very experienced and very capable management team on both sides.

I will have to say, because a number of people have — have asked this, you know, what happens if you — if the merger does not go through? What do you think the probabilities of the merger are? We’re — we’re still extremely convinced that this, in fact, will go through, it will be approved.

I think it was noted yesterday in the Sirius shareholders’ meeting when Mel Karmazin said, when — when you get the facts out and you get the facts in front of the DOJ and the FCC and you take the politics out of it or the NAB constant lobbying against it out of it and actually focus on the facts, we believe that on the merits of the issue, this will, in fact, be approved. And so we still have, you know, high hopes for — for that process.

The other thing we’re always asked is, you know, what happens if it — if it doesn’t? Well, I started this process and Hugh ended his speech by saying, really, you know, Plan A is run the Company the way we’re running it today to be successful as a stand-alone entity. Plan B is have a completed merger and emerge as an even stronger entity going forward.

So we are well positioned for both of those eventualities. We feel that the — the positive prospects that are in front of the Company are great in both of those. But in our view and the view of the board of directors, the very best possible outcome would be a completed, successful merger, and we, in fact, will be a stronger and more effective competitor going forward in — in a merged environment.

So with that, I will — this concludes the management presentation. We’ve come to the time for general questions and discussions.

The rules of the game are if anyone wishes to speak, they should rise and approach one of the microphone stands as you see being placed in the center aisle presently.

After recognition by the Chair, please state your name and city of residence, indicate whether you are a stockholder or a proxy for a stockholder and then proceed with your question and comment.

And I’ve asked Hugh to rejoin the stage and Nate Davis, our Chief Operating Officer and President, to join us to — to take your questions.

PRESIDENT DAVIS: It can’t be that easy.

CHAIRMAN PARSONS: We’ll start asking our own questions here in a second.

Just line up.

Come on. All you people asked me questions this morning when we were milling around out there. You get to repeat them.

SHAREHOLDER: I’m David Ziskee (phonetic) from Chevy Chase, Maryland. I’m a shareholder.

I’m wondering about the initiative that we’re taking on the women’s talk. At last year’s meeting, there was a lot of discussion about the — Oprah and the — and that same issue.

How successful has that been? I didn’t see any real depth of discussion on that.

What’s — you know, how — how far have we gone on that line?

PRESIDENT DAVIS: Good morning, Dave. I’ll take that. We’ve been — I said good morning, Dave.

SHAREHOLDER: Good morning.

PRESIDENT DAVIS: We’ve actually been very successful at it. I think there’s a lot more to go, though.

First of all, the Oprah Channel. The Oprah Channel has been very successful for us. It has actually become our largest — the station within the talk category has the most advertising dollars. It has become a very popular station and the number 1 station amongst women.

Coupled with that, we’ve also done some promotions at retail. For example, in — you know, I don’t want to be sexist here, but we found that woman don’t want gadgets. What we found is a lot of women want great ease of use of the devices. So we had some promotion for free install. We found it really moves the number of subscribers that were female.

So we’ve had some success in that category.

The Take 5 station, as well as Oprah station have both done well for us, but I think there’s more we can do. I think there’s more in where we advertise and where we promote and how we direct mail to certain groups.

And so we’ve got some new campaigns that are coming up this year that I think will also increase our penetration in the female market.

SHAREHOLDER: Thank you, sir.

CHAIRMAN PARSONS: Next question.

SHAREHOLDER: Good morning. I’m Len Rickman (phonetic) from Silver Spring, Maryland, a shareholder. Thank you.

I understand that when people buy cars that have XM equipped, they get a presubscription for a little while, and then it’s up to them to decide whether to — to stay, that angle of retention.

How many of those people are continuing to be XM customers when they have to pay for it by themselves and what’s driving their decisions?

PRESIDENT DAVIS: You’re correct. Whether it is Honda or GM or it’s any of the other car manufacturers, we offer the — to the customer — it’s a free trial period, 90-day free trial period. Right after that free trial period, the customer makes a decision as to whether they want to become, what we call, a self-paying subscriber.

Right now, slightly over 50 percent, about 51 1/2 percent of the people who take the trial have decided they want to become full-time subscribers. So that’s the stat across all the manufacturers.

We do a lot to try to make sure that people are aware of this service. When they first walk into the dealership, we want them to have the presets set, we want them to be aware of the XM service, aware of the various stations. We ask for the dealers to describe what — ask the person what’s their favorite music and make sure, right at that point, they see a channel guide and they get their favorite music set so they can listen to it on the way home.

The more of that we do early on, the more of the people we find convert.

But we also call them. We call them at 30 days; we send them mailings. We do as much as we can to keep them aware on — keep them using, because we find that the more they use XM Radio during that period, the more likely they are to convert.

We have some studies that show there’s a direct correlation between how much you use the service during that trial period to how many conversions there are. And so we do our best to make sure they’re aware of the service.

So the short answer to your question is about 51 1/2 percent.

SHAREHOLDER: And the other 48 1/2 percent aren’t using it or aren’t enjoying it?

PRESIDENT DAVIS: They use it and many reasons they find, they — some will say they don’t see the value in it. Some just don’t want to pay. By the way, some actually convert later on, because we have a number of programs that we go back to these folks and do what we call “free to air.” That means maybe six months, nine months, a year later, they still have the radio, it’s still in the car, and we’ll turn on some stations and try to e-mail them or contact them and let me know to try it again.

So we continue to market to those people. But it is not that they don’t use it; oftentimes, it’s they found that, you know, it wasn’t a value to them.

SHAREHOLDER: And one last follow-up. When they’re not subscribing, are they typically using their conventional radio in their car?

PRESIDENT DAVIS: Yes.

CHAIRMAN PARSONS: Yes.

SHAREHOLDER: Thanks.

SHAREHOLDER: Doug Eni (phonetic), I’m a stockholder from Hollywood-Fort Lauderdale area. I have a few questions.

One is, the churn was mentioned to be 1.8 percent right now. I thought the goal was around 1.5 or lower. Is 1.8 now the new benchmark, and if it’s not, what is the benchmark?

Number 2, I heard a lot of executive VPs — and I think, you know, it’s very important to have a very strong management team, but I worry about having silos in the organization. I think one of the weaknesses in XM has been silo management and communication across the group. I think we saw that earlier this week in communication with the consumers.

I am concerned about the silo management. I think it’s very important to make sure there is a king that’s driving, and I’m looking forward for Nate and you to be doing that. But I think you need to get communications working better within the company. You are a communications company to consumers, and I think it’s just as important for you to be a communications company internally.

I’m a little worried about that, especially after I heard all the introductions today. So I’d like some comments on that.

And an example is programming and marketing. I just really — sometimes I’ll find things on XM that I didn’t find advertised or marketed on the Web site or on the radio itself. You know, 24 hours of Bob Edwards, for example, I just fell into that, you know, and I’m concerned about that.

And then I guess I’d also like to ask about understanding, like, for example, the Web site and listener care. Wherever you can do self-service, that’s important, but from the customer interface of managing their own accounts, I haven’t seen much improvement since the launch.

And I’m concerned — I have mixed emotions, because if we’re going to merge, you don’t want to spend a lot of time developing IT systems where you might take debride of the other guy and you don’t want to spend money on development where the payback is nine months or a year from now, but you might never get there because you might want to take another listener care system.

And then the next question related to that is how long do you think it will take to merge to customer databases together?

CHIEF EXECUTIVE OFFICER PANERO: There was a lot of questions, and I’ll divide them up. I’m going to handle the management one. Nate will deal with churn, and maybe Ed to the management one and then deal with the IT stuff.

I have to tell, I told you that ‘06 was a challenging year and I’m somebody who has been here since 1998. And what Nate brought to the organization and what I sort of recognized towards the end of 2006 was that we actually didn’t have enough senior managers in the company managing what had become enormous businesses.

So, for example, a Steve Cook was managing the OEM business involving four of the biggest companies on the planet, in terms of the automakers, along with a vast retail marketing effort.

So we actually started off by splitting that up, and that actually — some of the results that we’re seeing actually now, based on things he did and started in ‘06, are starting to come to fruition in terms of his being able to focus completely on that.

In the operations area, Nate came in with a clean eye and saw that we had started off as a little company where a lot of people did everything and basically — without us sort of being aware of it or knowing it or being too focused on the day-to-day, basically brought to mind other areas where we basically had enormous businesses where we didn’t have senior executives that were kind of focused on them. And I think that’s been very positive.

And Joe Zarella has made great contributions; Vernon, as the chief marketing officer has made — Eric, obviously, has been here for a while.

Then, what has happened is Gary and I have been focused on both the business, but also the merger is — Nate has introduced a — with our involvement, when it’s the appropriate timing, to coordinate all of these people together to basically deal with the silo problem, because we actually realized that we weren’t integrated enough in ‘06 because we got too big and people, I think, were too spread out. And now he — we require integration. So that’s that problem.

On — and I have to tell you that we have about a thousand people in the Company, and these executives are running enormous businesses.

On the churn front — do you want to address the churn issue?

PRESIDENT DAVIS: Yes.

You asked about churn. The goal of churn — we thought this year, actually because when the NASCAR broke, I mean, off of the XM network, we actually thought we would lose a number of subscribers and we actually thought churn would be a little higher than 1.8. We actually thought it would be over 2 percent. Churn is actually coming in at the 1.8 percent level. So churn is coming in better than we anticipated.

The goal has been to be around 1.8 percent for full year, but we thought we would start the year higher. So actually, the goal is not 1.5. I think in our business, with the size of our business, we think churn is going to be in that range for some period of time. I don’t anticipate it will come down to 1.5. I also don’t anticipate it will stay up at the 2 percent level.

So I think where you see churn right now is probably where you will continue to see churn.

CHIEF EXECUTIVE OFFICER PANERO: The IT one.

PRESIDENT DAVIS: You talked some about the fact that we had this outage, for example, we had these silos. And I would like to speak to that for a minute, because the symptom you sometimes see is not really associated with the real problem.

I have to take full responsibility for what happened during that period of time. I don’t think it was that the silos were not working together, we had too many silos. It was reality I didn’t recognize fast enough that this outage was going to be a complete 24 hours. And during that period of time, I don’t think I coordinated the Company well.

I’m very proud of the way the teams tried to operate together with the information they had. I’m particularly proud of the listener care organization. The listener care organization took a lot of calls during a very short period of time when customers and our own folks didn’t exactly know exactly what was happening with that satellite.

As we figured it out, we got better and better at that communication, but it wasn’t because of silos; it was because we were trying to figure out where the problem was. And that’s where all the energy went, and I think I should have done a better job of making sure, at the same time, we were communicating better outwardly.

So I take responsibility for that, but I don’t think it was silos.

CHIEF EXECUTIVE OFFICER PANERO: On the IT issue is that — I think Joe Zarella, obviously, is a very senior executive, and he put more of a focus on the IT. We actually had made some enhancements. So, for example, in ‘06, it was very difficult to basically deal with a customer who had both a retail-based subscriber operation and then they got the car and they wanted to add it to the car. We’ve implemented some IT changes to make that happen, to make it easier to done on the Web.

A big focus of what we’re doing is to improve the Web, and Joe is very focused on that.

I think with regards to the IT system with the merger, I can’t tell you right now how long it would be to merge two IT systems. I think that is, you know, a question to be answered, you know, when we get into sort of the detail when we’re at a point in time where we can actually open up the kimono and actually share a lot of things about our IT system, which we’re not specifically allowed to do right now.

CHAIRMAN PARSONS: Let me make one point on that, though, that is, to me, the most operative point, because I think it was underpinning a little bit of the question there.

There is — there is no product development, chip set development, IT development, programming development that we are currently undertaking differently than what we would undertake it had we not made this merger announcement.

I mean the pure and simple fact is you want to be exiting this year and completing this year, regardless of what happens on a regulatory basis, with the strongest possible set of products: programming, IT, customer service, financials.

And so, no, there are no things that we’re sitting in here saying, well, gosh, you know, we could upgrade the Web site, but, hey, let’s hold back on that, we’re not sure what — no. Across the board, I can say that.

SHAREHOLDER: I have just one last question as a follow-up, and that simply is, how often does the marketing and programming team actually meet as a team?

PRESIDENT DAVIS: Let’s see. How many hours a day are there? They would probably say it’s a little bit too much, because, you know, we do it literally — literally, I’m not kidding you, when we say every day, at some level in the organization, the programming organization and — and the — by the way, not just marketing, but the IT organization and customer care are meeting to talk about things they can do together.

We have complete segment reviews of clusters of stations, so there’s somebody who is working on the Hispanic station and there’s somebody working on Hispanic marketing. They two, together, are together all the time, in addition to their management being together.

So we’re doing that across the board. It’s been a key focus of ours through since — actually, through the fall of last year, is to drive those teams closer together.

And much of what you see — so the Grammy Awards campaign, the Valentine’s Day campaigns, all of those campaigns are geared toward the marketing organization and the programming organization, together, figuring out how do we go to certain segments and sell to those segments.

CHIEF EXECUTIVE OFFICER PANERO: Doug, if you look, Eric and Vern are sitting next to each other right now as a symbolic gesture in that regard.

SHAREHOLDER: I’m glad they’re holding hands. Thanks very much.

CHAIRMAN PARSONS: The next question.

SHAREHOLDER: David Keating, Chevy Chase, Maryland, continuing the Chevy Chase tradition here asking questions.

I can’t remember five questions in a row, so I’m going to break them up into two sets of two.

First, what is the status on cash flow? You know, what are the goals? When does it break even — not EBITDA and all that stuff, just simple in, out? And — let me just ask that one first and then I’ll follow-up on the other three.

PRESIDENT DAVIS: Our goal for operating cash flow positive from operations is 2008. We’ll get better by the end of 2007, but the full year, end-to-end year, when you add it all together, more money coming in from operations than going out from operations, we think that will happen in 2008.

SHAREHOLDER: When you say “operations,” does that include all the debt service and so on or is that just operational?

PRESIDENT DAVIS: That includes operational. Interest on debt and cap ex would be outside that, so interest on debt would be separate.

SHAREHOLDER: So do you have a goal for the whole shebang, or is there any stated?

CHAIRMAN PARSONS: It’s actually going to be pretty close to that on the same time frame. The real question, obviously, in ‘07, was this happens to be a heavy year of cap ex completing the XM 5 satellite. We will have some of that trickle over into — into ‘08, but — whereas, normally, you might get a — you know, a real offset in time between operating cash flow and free cash flow, that will be roughly occurring at the same sort of time frames, because we’re down, then, to a more moderate maintenance cap ex type of an ongoing situation.

We will largely have our large cap ex satellite programs behind us as we — as we complete this year.

SHAREHOLDER: Okay. And I’d like a bit more commentary on the retail market. I mean, is this something that’s continuing to be sought? I mean, is it pretty much dying and we’re going to cars and that sort of thing?

Just to give an anecdotal from my perspective, a friend of mine, not really technically savvy, bought a new car, had no idea about the satellite radio stuff, now he loves it. He will never not be a subscriber again.

Two other questions on the merger, one is between the two companies, you have well over 10 million subscribers. All — almost all the subscribers I’ve talked to love the idea of being able to get content from the other channels, at least in part.

I think the shareholder base and, obviously, the customer base probably likes the merger. Are you going to involve them in trying to activate them and making comments to the FCC, maybe getting the Congressmen off this a little bit, this idea that they’re siding with the broadcasters — which really, nobody really likes the broadcasters?

(Laughter.)

(Applause.)

SHAREHOLDER: And then, finally, assuming this goes through, how long will it take to get these double radios on the market?

CHIEF EXECUTIVE OFFICER PANERO: What I was going to say, what’s really good is if you ask three questions at the same time, there’s three of us up on the stage. So you can take the first one.

PRESIDENT DAVIS: Let me handle the retail question. The answer to your question is, no, the retail market is not done; however, it is soft and it is changing.

We have to remember that we compete against a lot more sources than we did five to seven years ago. Today, there are iPods and MP3 players, cell phones offering music, with all of those other choices.

What’s happening is people are no longer taking a simple aftermarket radio and putting it in their car and installing it, and that’s all of the sales for music in the car. Now, you’ve got all these other sources. So we have to remember that we have to compete in all those other areas.

So rather than just producing aftermarket radios, the little plug-and-play radios that we produce that you can install in your car, which was the vast majority of the retail market for a while, now we’re having to compete by doing things with cellular companies, doing wearable products, and those — and by the way, Internet music is another source that people have. So we have to find ways of competing in that part of the retail market. And that’s why you’re seeing a change, I think, in the retail market.

No longer are people walking into the store and walking immediately to the back of the store and saying is my choice between Sirius and XM on a plug-and-play device. Now they’re thinking about iPods and all the other choices out there. As they do, it is reducing the number of plug-and-play devices we sell.

And that’s the softness we’re seeing in the market, but the market is still strong in all of those others categories. We just have to do a better job of continuing to compete in those other categories. And that’s, I think, what you’re really seeing in retail.

One other thing I think is an important trend to note, and that is that we’re seeing as more and more original equipment manufacturers are putting radios in their cars, we’re seeing more and more people buy a car, love the XM and then go buy a portable or wearable product.

So OEM — the stronger OEM gets, the more it’s actually driving and stimulating some of the retail market, because we are seeing more people who have family plan accounts, where the first one they bought was in the car and the second one they bought because they got in the car and they loved it, and now they want to buy one in the home or portable.

CHIEF EXECUTIVE OFFICER PANERO: On the merger question about the subscriber base, we are — we are addressing our subscribers on certain issues, but I have to tell you that there are a group of subscribers who — some of them don’t like any kind of a merger and so they are — they make one group.

I think, though, that the — a large majority of our subscribers actually like the idea, I think as you were alluding to, is that if you could actually get the best of both worlds and have access to this additional program, because there are people who may have bought XM because of its focus on music and Major League Baseball, but, you know, our primarily — and then you have somebody, like on the Sirius side, who may be very focused on maybe Howard Stern or — or the National Football League, and though they wouldn’t mind having those things available, would like them, but they made a choice then.

So if we can provide a platform that allows somebody not to have to spend, you know, 25, 26 bucks to get both services in sort of a incompatible and awkward way, that if we can provide something that would allow you to get the best of both worlds in a cost-effective way, we think consumers will like that, and we’re trying to communicate that message.

CHAIRMAN PARSONS: There were a couple of other questions. You may have to refresh me on one of the merger questions. The other question you asked was, how long would it take, postmerger, to have some of these combination radios out there? And the first thing that I would say out of that is it won’t require a new combination radio to get the biggest bang for the buck.

Because really, what we’re looking at doing is — Hugh mentioned some of the very top programming on Sirius. Well, they got 130 channels. You know, it isn’t 130 channels necessarily that would be the high priced, highly desirable, high content, high value. We clearly know what those are and — the sports play-by-play things, Martha Stewart, Howard Stern. I mean, you can identify 5, 10 channels and, certainly, you can choose the 5, 10 channels of XM’s really best programming that you can make available on the other radio.

So the idea really is you’re talking about, you know, 10 million subs. Well, between the two, you will be at, like, 17 million subs by the end of this year and, of — of that, you would really like to make sure that the very radios they got, whether they got them back in 2001 or 2002 or they’re built into a GM or a Honda vehicle, you don’t want to change those radios out; you simply want to offer them a somewhat more robust product that provides interleaving of NFL games on Sunday where there baseball games were during the week or something like that and provide them all of that content.

Now, we will, in fact, on a combined basis, have an economic incentive to push some of the combined radios out, but those are more expensive, more cumbersome radios. We will make them better in the future. Right now, it doesn’t justify our putting the subsidies on them in order to bring them down to a commercially attractive rate; but on the combined basis, you know, it does warrant some level of subsidization for that process.

But, you know, to really make this impact that vast group of existing subscribers out there today, you want to make sure that 90 percent of the goody they’re going to get, they all get and they all get it at day one.

CHIEF EXECUTIVE OFFICER PANERO: You had a question?

SHAREHOLDER: Good morning. My name is Fers (phonetic). I’m a stockholder from Virginia.

I wanted to tag onto the prior questioner on one little comment that was partially answered with regard to the marketing, and that’s with regard to family plan and going back after customers to get second subsequent radios. The cellular phone companies do it.

Are you going to offer some sort of a family plan?

PRESIDENT DAVIS: We offer one today. Today there’s an offering — the question, in case everybody didn’t understand it, is, what can we do to go back after more people and offer them a family plan? Do we offer one? The answer is yes, we have a family plan today.

Up to your second through fourth radios can be at a discount, once you have your first radio. In fact, we have promotions on through our listener care organization that once you subscribe to the first radio, you can get a “buy one, get one free” offer for the second radio for certain types of devices.

So we offer a family plan and we put it out there as often as we can and as many places as we can to convince people to buy that second and third radio.

SHAREHOLDER: Why didn’t I get an e-mail on it?

PRESIDENT DAVIS: I’m sorry?

SHAREHOLDER: Why didn’t I get an e-mail on it?

CHIEF EXECUTIVE OFFICER PANERO: Joe Zarella is right here, and we also have a customer service rep and we can take your order as you’re leaving.

SHAREHOLDER: I was looking at one of these things. I got one of those last year, too.

My next question is a real easy one. My wife and I were in Puerto Vallarta. I took my radio. I got no reception. Why not?

PRESIDENT DAVIS: Satellite coverage is the primary issue. Our satellite coverage — a footprint of our satellite does not allow you to get a good signal there, and that’s the primary reason why.

SHAREHOLDER: I figured that one out.

(Laughter.)

CHAIRMAN PARSONS: That was actually an agreement between the Mexican Government and U.S. Government. We have to taper off the power of our satellites at the border.

We do find, actually fairly far down into Mexico, you do get pretty — we have a number of people who comment that they get it, but — but not in all locations of Mexico, and that’s an intergovernmental agreement.

PRESIDENT DAVIS: To get the same level of coverage you get in the U.S., you have to have a repeater network like we have here. We’ve not built one there because we’re not offering service there.

SHAREHOLDER: I will bear that in mind next time we make vacation plans.

PRESIDENT DAVIS: Thank you.

SHAREHOLDER: The next question is more substantial and it’s clarified my understanding, and other people may have a similar question. My daughter and her husband recently got a new vehicle, and I made sure, of course, that they bought an XM radio with a vehicle to go around it.

(Laughter.)

(Applause.)

SHAREHOLDER: I’ll get my commission later.

(Laughter.)

SHAREHOLDER: It’s my understanding that there may be some proprietary technology with regard to the radios themselves. And part of your marketing, of course, of going through the manufacturers, the OEM route in order to see the proper type of radio in the hands or control of the buyers of certain vehicles. In other words, you buy a Toyota, you’re going to get an XM; you buy another mark and you’re going to get another unnamed satellite provider.

CHAIRMAN PARSONS: Right.

SHAREHOLDER: Despite the merger going through or not going through, there are a lot of other vehicle drivers out there, some of whom may be stockholders, with a vehicle with a radio of the other unnamed service provider.

Is there any way to get around that lack of compatibility, other than simply putting a jack in the little plug in the glovebox in order to use your portable, you know, so you can get service on the road?

PRESIDENT DAVIS: First of all, he asked — there’s a way to do it. Unfortunately, that way is expensive. And when you get into that, the questioning is should we subsidize that interoperable radio that would allow the existing radio in the car to receive an XM signal if you happen to be of the other named, not so good satellite radio company. And the problem there is that we would have to subsidize the cost of that device so that it could — it would be at a reasonable cost to consumers.

If we sell it as — as a compatible device, it’s very expensive, and that’s the reason why we haven’t gone after that market. It also gets support. Like we get support from our car manufacturers, they get support from their car manufacturers.

So as soon as you install that in the car, they’re going to be selling the other satellite radio’s product anyway, so we’re not going to get as many sales as we like.

So the cost of putting that in the car versus the number of subscribers we’re going to get when the other car manufacturer supports them is really not worth it.

CHAIRMAN PARSONS: You can — make sure we’re clear on that. You can buy conversion kits and things that do that, but they’re generally the aftermarket type. They are not supported through the dealerships of the other car manufacturers. And —

SHAREHOLDER: That’s exactly the sort of thing I was looking for, because I’ve done a search, I’ve looked for something compatible that would tie into the vehicles wiring circuits so that I could use the radio that’s built into it.

CHAIRMAN PARSONS: There are some of those available, but not — not across all brands and not across all makes.

PRESIDENT DAVIS: There’s a product we should introduce you to while you’re here, the listener care group, it is the Commander and it is the closest product we have that would allow you to have something in your trunk that would be a small device on your dashboard, and that will give you exactly what you want.

SHAREHOLDER: Thank you. Thank you.

PRESIDENT DAVIS: Okay.

CHAIRMAN PARSONS: Next question.

SHAREHOLDER: Dick Brown from York, Pennsylvania, just 90 miles up the road. I haven’t missed one of these yet. I love them.

By the way, in the Bahamas, it’s perfect reception. Go to the Bahamas.

My question has to do with something that probably everyone in this room carries and seems like they all have them turned off; that’s the cell phone. Technology is changing so fast.

I think I recall last year the question — a shareholder asked a question about how we feel about that, and we didn’t think it was moving too fast or that maybe the opportunities were there. I think a year has probably changed that dramatically.

We’re about — we are now having live video streams right through the phone or we can and, therefore, we’re all about content.

Can you comment a little bit on where we think — back to the retail side again — where we think we’re going to be with — with cell phones?

Thanks.

PRESIDENT DAVIS: The cell phone market is, as I mentioned earlier in the retail area, a tremendous growth opportunity for us. There are more marketing dollars and more cell phones in the United States than there are portable devices, clearly, in other categories, including, by the way, PDAs, like Blackberries. So we think it’s a market we have to team with.

We’ve already done that with Altel; we’ve done it Cingular/AT&T. Today, you can buy, in Altel service or Cingular/AT&T service, streaming XM content. So you can go into the Web browser of those two phones, you can order the service — one is 7.99, the other is 8.99 — offered in addition to your cellular plan that would allow you to stream music, and it’s actually pretty good quality.

In addition to that, we are working with a couple of them to develop a plan that allows you to push a button and, instead of having to go into the browser, you just push that button and it immediately comes up with XM streaming music.

Now, we’ve got a lot of work going on in our engineering organization as well that as we continue to shrink our chip set and it gets smaller and smaller, as the antenna gets smaller, we would like to eventually integrate the entire XM chip set into a cell phone. But that gets on to a number of the power and antenna issues which will take it a little longer.

So the first approach is to do streaming, and we worked with two manufacturers — I’m sorry — two cell phone companies. By the way, you know, we’re in conversations with the other ones as well. So we think this is a growing market opportunity for us.

CHIEF EXECUTIVE OFFICER PANERO: Richard.

SHAREHOLDER: I’m Bob Richards. I am a stockholder and I live out between the satellites in Colorado where XM reception is really excellent. I can also tell you in San Carlos, Mexico, it’s excellent. That’s about 250 miles south of the Arizona border. It’s wonderful down there.

A couple of comments, one is I have an NO. I think anyone who has an NO sees the iPOD as a really stupid thing to have. And I think it should be marketed much — much more than it has.

The second thing is if the merger happens, can the full bandwidth of the two companies be utilized for each receiver? I know the companies have different encoding systems. Can you simultaneously use that bandwidth on both systems or at least on an XM system?

CHIEF EXECUTIVE OFFICER PANERO: Not —I’ll start off and Gary will finish this most likely — is that — not at the present moment. Both companies utilize different waveforms right now and, obviously, their chip sets are designed to the specific infrastructure and technology that they have.

I think one of the things that, postmerger, where you have obviously a very bright group of people led Stell Patsiokas at XM. There’s another group at Sirius is what they would do is try to find a way, over time, to actually integrate the chip sets and basically have a — a technology infrastructure that — where you can actually receive the full bandwidth and make that part of our whole philosophy of technology going forward.

But we have to do it very methodically, have to make share it’s cost effective and do it in a way that we will never obsolete any of the existing subscriber radios that are out there today.

SHAREHOLDER: What I’m really asking is can the same bandwidth simultaneously be used with the two encoding systems?

CHAIRMAN PARSONS: Yes. The answer to there is yes, you can — you can have Sirius’ encoding coming down on that particular bandwidth, XM’s encoding coming down on the other, and it be combined into a combined receiver on the other end.

That’s — that is, in fact, the interoperable receivers that we have worked on, that we have shown and proven that work. As a matter of fact, you can set one preset to a Sirius channel, one preset to an XM channel. It’s just, right now, the — the cost and complexity of that particular radio to be able to simultaneously receive both waveforms on both sets of frequencies is more power hungry, it is more expensive, it is not quite as feature rich as each of the individual systems are alone. And, therefore, there has not been, you know, a huge demand for that particular type of product nor an economic reason for us to subsidize it.

I think that certainly would — the economic reasons to have it subsidized would change in a converged environment, but that is certainly something that’s capable and something that we’ve proven and have available in initial form.

CHIEF EXECUTIVE OFFICER PANERO: I think we have time for one more question.

Okay. Gary.

CHAIRMAN PARSONS: Thank you very much. We will move to the — to the ending of this. We — we certainly appreciate everyone’s attendance.

I express my appreciation to the stockholders who attended and certainly to all of those who did not attend, but who submitted their proxies and were not able to be here present and in person.

It’s a very interesting and exciting time for this Company. I’ve been at this over a decade. I know many of you. I see many shareholders who are here today that have been attending this — this annual meeting and taking that long track and coming here for two, three, four, five, six years.

I feel as strongly today as I ever had about the technology, about the overall service and about the health of not only this Company, but the industry going forward. I say I’ve been in this 10 years. I’ve never sold a share. I don’t intend to any time upcoming, because the swings of the stock market go back and forth. We’ve been there up, we’ve been there down. I think we see an up coming.

So we look forward to seeing you next year or at the shareholders meeting approving the merger, which would be later this year.

Thank you so much for your attendance.

(Applause.)

(The 2007 Annual Meeting of Stockholders concluded at 10:11 a.m.)